UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 9, 2017

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 South Capital of Texas Highway, Las Cimas IV, Suite 150

Austin, TX

(Address of principal executive offices, including zip code)

(512) 961-1891

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On April 27, 2017, Savara Inc., a Delaware corporation (formerly known as Mast Therapeutics, Inc. (“Mast”)) (“Savara”) completed its business combination with Aravas Inc., a Delaware corporation formerly known as Savara Inc. (“Aravas” or the “Company”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2017, by and among Savara, Victoria Merger Corp. (“Merger Sub”), and Aravas, pursuant to which the Merger Sub merged with and into Aravas, with Aravas surviving as a wholly owned subsidiary of Savara (the “Merger”).

On or about the date hereof, Savara filed a Quarterly Report on Form 10-Q for the three month period ended March 31, 2017 (which period was prior to the closing of the Merger and, as a result, did not include the results of Aravas). Savara is filing this Current Report on Form 8-K to provide (i) the unaudited interim consolidated financial statements of Aravas for the three month period ended March 31, 2017 and (ii) the related Management’s Discussion and Analysis of Financial Condition and Results of Operations for Aravas for such period.

Item 8.01	Other Events.

ARAVAS INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND

RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties, such as Aravas’s or Savara’s plans, objectives, expectations, intentions and beliefs. Aravas’s or Savara’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q of Savara, the parent company of Aravas, which Form 10-Q was filed with the Securities and Exchange Commission on May 9, 2017.

Overview

Aravas is a clinical stage specialty pharmaceutical company focused on the development and commercialization of product candidates for patients with rare respiratory diseases, including cystic fibrosis (CF), and pulmonary alveolar proteinosis (PAP). Aravas’s first lead clinical stage product candidate, Molgradex, is an inhaled formulation of recombinant human granulocyte-macrophage colony-stimulating factor (GM-CSF), intended for the treatment of PAP. Aravas’s second lead clinical stage product candidate, AeroVanc, is an inhaled formulation of vancomycin, intended for the treatment of persistent methicillin-resistant Staphylococcuaureus (MRSA) lung infection in CF patients. Aravas was formed as a corporation in Delaware in 2007. Aravas operates in one segment and has its principal offices in Austin, Texas. Since inception, Aravas has devoted substantially all of its efforts and resources to identifying and developing its product candidates, recruiting personnel, and raising capital. Aravas has incurred operating losses and negative cash flow from operations and has no material product revenue from inception to date. Aravas has not yet commenced commercial operations. From inception to March 31, 2017, Aravas has raised net cash proceeds of approximately $42.9 million, primarily from private placements of convertible preferred stock and note financings.

Aravas has never been profitable and has incurred operating losses in each year since inception. Aravas’s net losses were $5.0 million for the three months ended March 31, 2017 and $10.9 million for the year ended December 31, 2016. As of March 31, 2017, Aravas had an accumulated deficit of $43.4 million. Substantially all of Aravas’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.

Aravas has chosen to operate by outsourcing its manufacturing and most of its clinical operations. Aravas expects to incur significant additional expenses and increasing operating losses for at least the next several years as it initiates and continues the clinical development of, and seeks regulatory approval for, its product candidates and adds personnel necessary for its parent Savara to operate as a public company with an advanced clinical candidate pipeline of products. In addition, Savara operating as a publicly traded company will involve the hiring of additional financial and other personnel, upgrading financial information systems and incurring costs associated with operating as a public company. Aravas expects that its operating losses will fluctuate significantly from quarter to quarter and year to year due to timing of clinical development programs and efforts to achieve regulatory approval.

As of March 31, 2017, Aravas had cash of $10.5 million. Aravas will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. Accordingly, Aravas or Savara will need to raise substantial additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.

Recent Events

On April 27, 2017, the Merger closed. Upon completion of the Merger, each outstanding share of Aravas common stock was automatically converted into 0.5860 of a share of Savara common stock as adjusted for the reverse split which was affected immediately prior to the closing of the Merger. Upon the closing of the Merger, a wholly-owned subsidiary of Savara merged with and into Aravas, with Aravas, becoming a wholly-owned subsidiary of Savara and Savara being the surviving corporation of the Merger. As a result of the Merger, the Savara (formerly Mast) equity holders own approximately 23% of the combined company, and Aravas’s (formerly Savara) pre-existing equity holders own approximately 77%. At the time the financial statements in this Form 8-K were available to be issued, the initial accounting for the business combination was incomplete. As a result, additional disclosures related to the Merger are unavailable at this time.

Prior to the closing of the Merger, the Company completed a 2017 Convertible Promissory Note (the “2017 Notes”) financing. The 2017 Notes carry an annual simple interest rate of 8.0% and are convertible into shares of the Company’s equity dependent upon the earlier of the maturity date of June 30, 2018, a subsequent qualified financing, change of control event, Regulation A offering, a public offering, including an initial public offering or a public listing conversion such as a reverse merger, or at the consent of a majority of the noteholders.    Upon the occurrence of the Merger on April 27, 2017, the 2017 Notes, principal only, automatically converted at a conversion price of eighty percent of the amount equal to the average trading price of Mast common stock for the twenty-day period ending two days prior to the closing of the Merger, as adjusted by an exchange ratio described in the Merger Agreement. Subsequent to March 31, 2017, the Company raised approximately $3.5 million under the 2017 Notes.

On April 28, 2017, Savara entered into a Common Stock Sales Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (“Wainwright”), pursuant to which Savara may offer and sell, from time to time, through Wainwright, shares of its common stock (the “Shares”), having an aggregate offering price of not more than $18.0 million. The shares will be offered and sold pursuant to Savara’s shelf registration statement on Form S-3. Subject to the terms and conditions of the Sales Agreement, Wainwright will use its commercially reasonable efforts to sell the Shares from time to time, based upon Savara’s instructions. Savara has provided Wainwright with customary indemnification rights, and Wainwright will be entitled to a commission at a fixed commission rate equal to 3.0% of the gross proceeds per Share sold. Sales of the Shares, if any, under the Sales Agreement may be made in transactions that are deemed to be “at the market offerings” (‘ATM’) as defined in Rule 415 under the Securities Act of 1933, as amended. Savara has no obligation to sell any of the Shares, and may at any time suspend sales under the Sales Agreement or terminate the Sales Agreement.

On April 27, 2017, Savara concurrently delivered written notice to Cowen and Company, LLC that it was terminating its prior Sales Agreement, dated August 21, 2015.

On April 28, 2017, Savara and the Company entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”). The agreement provides for a $15 million debt facility, $7.5 million of which was immediately available to Savara upon completion of the Merger with a minimum market cap of $100 million. The primary use of the capital is for the repayment of pre-merger debt of $3.7 million owed to Hercules Technology Growth Capital. In addition, the capital will be utilized to fund ongoing development programs of Savara and Aravas and for general corporate purposes. Under the terms of the agreement, Savara may, but is not obligated to, draw an additional amount of $7.5 million through June 30, 2017, subject to the achievement of certain corporate milestones specifically a minimum new capital raise with combined proceeds of at least $40 million through a secondary offering, private investment in public entity (PIPE), ATM, partnerships or grants to be received within twelve months of signing the agreement.

Interest only payments are due through September 2018 followed by monthly payments of principal plus interest over the following thirty (30) months. If the second tranche is fully extended, the interest only period will be extended for an additional six (6) months, through March 2019 followed by monthly payments of principal plus interest over the following twenty-four (24) months. Interest of prime plus 4.25% will be charged per the agreement and the maturity date is March 1, 2021. Upon funding the first tranche, Savara issued warrants to purchase shares of Savara’s common stock equal to 3.0% of the funded amount divided by the exercise price to be set based on the average price per share over the preceding 10 trading days prior to closing or the price per share prior to the day of closing. Upon funding, the second tranche, Savara is obligated to issue warrants to purchase shares of Savara common stock equal to 3.0% of the funded amount divided by an exercise price to be set based on the average price per share over the preceding 10 trading days prior to funding or the price per share prior to the day of funding. There are no financial covenants associated with this loan agreement.

Financial Operations Overview

Research and Development Expenses

Research and development expenses represent costs incurred to conduct research and development, such as the development of Aravas’s product candidates. Aravas recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

•	expenses incurred under agreements with consultants and clinical trial sites that conduct research and development activities on Aravas’s behalf;

•	laboratory and vendor expenses related to the execution of clinical trials;

•	contract manufacturing expenses, primarily for the production of clinical supplies; and

•	internal costs that are associated with activities performed by Aravas’s research and development organization and generally benefit multiple programs.

Where appropriate, these costs are allocated by product candidate. Unallocated internal research and development costs consist primarily of:

•	personnel costs, which include salaries, benefits and stock-based compensation expense;

•	allocated facilities and other expenses, which include expenses for rent and maintenance of facilities and depreciation expense; and

•	regulatory expenses and technology license fees related to development activities.

The largest component of Aravas’s operating expenses has historically been its investment in research and development activities. The following table shows Aravas’s research and development expenses for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Product candidates:
AeroVanc	$942	$1,262
Molgradex	2,006	—

Total research and development expenses	$2,948	$1,262

Aravas expects research and development expenses will increase in the future as Aravas advances its product candidates into and through clinical trials and pursues regulatory approvals, which will require a significant increased investment in regulatory support and contract manufacturing and inventory build-up related costs. In addition, Aravas continues to evaluate opportunities to acquire or in-license other product candidates and technologies, which may result in higher research and development expenses due to license fee and/or milestone payments.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. Aravas may never succeed in timely developing and achieving regulatory approval for its product candidates. The probability of success of Aravas’s product candidates may be affected by numerous factors, including clinical data, competition, intellectual property rights, manufacturing capability and commercial viability. As a result, Aravas is unable to accurately determine the duration and completion costs of Aravas’s development projects or when and to what extent Aravas will generate revenue from the commercialization and sale of any of its product candidates.

General and Administrative Expenses

General and administrative expenses consist of personnel costs, facility expenses and expenses for outside professional services, including legal, audit and accounting services. Personnel costs consist of salaries, benefits and stock-based compensation. Facility expenses consist of rent and other related costs. General and administrative costs also include depreciation expense and other supplies. Aravas expects to incur additional expenses as a result of its parent Savara becoming a public company following completion of the Merger, including expenses related to compliance with the rules and regulations of the SEC and NASDAQ, additional insurance, investor relations, and other administrative expenses and professional services.

Critical Accounting Policies and Estimates

Aravas’s management’s discussion and analysis of financial condition and results of operations is based on its condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Aravas to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Savara evaluates these estimates and judgments. Aravas bases its estimates on historical experience and on various assumptions that Aravas believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Aravas believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Accrued Research and Development Expenses

Aravas records accrued expenses for estimated costs of its research and development activities conducted by external service providers, which include the conduct of clinical trial and contract formulation and manufacturing activities. Aravas records the estimated costs of development activities based upon the estimated amount of services provided but not yet invoiced, and includes these costs in accrued liabilities in the consolidated balance sheet and within development expense in the consolidated statement of operations and comprehensive loss. These costs are a significant component of Aravas’s research and development expenses. Aravas records accrued expenses for these costs based on the estimated amount of work completed and in accordance with agreements established with these external service providers.

Aravas estimates the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. Aravas makes significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, Aravas adjusts their accrued estimates.

Stock-based Compensation

Aravas recognizes stock-based awards to employees and directors, including stock options, based on the fair value on the grant date using the Black-Scholes option pricing model. The related stock-based compensation is recognized as expense on a straight line-basis over the employee’s or director’s requisite service period (generally the vesting period). Noncash stock compensation expense is based on awards ultimately expected to vest and is reduced by forfeitures, if necessary.

Aravas accounts for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of options granted to non-employees is measured using the Black-Scholes option pricing model reflecting similar assumptions for employees except that the expected term is based on the options’ remaining contractual term instead of the simplified method in each of the reported periods. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

In determining the fair value of the stock-based awards, Aravas uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock. The fair value of the shares of common stock underlying stock options has historically been determined by Aravas’s board of directors. In order to determine the fair value of the common stock at the time of grant of the option, the Aravas Board considered, among other things, valuations performed by an independent third-party. Because there has been no public market for Aravas’s common stock, the Aravas Board exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of Aravas’s common stock, including important developments in Aravas’s operations, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of its common stock, among other factors.

Expected Term. Aravas’s expected term represents the period that their stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) for employee options and the contractual term for non-employee options.

Expected Volatility. Since Aravas is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the life cycle.

Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend. Aravas has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, Aravas used an expected dividend yield of zero. For the three months ended March 31, 2017 and 2016, stock-based compensation expense was $81,000 and $51,000, respectively.

Results of Operations — Comparison of Three Months Ended March 31, 2017 and 2016

	Three Months Ended
	March 31,		Dollar
	2017	2016	Change
		(in thousands)
Grant revenue	$—	$—	$—
Operating expenses:
Research and development	$2,948	$1,262	$1,686
General and administrative	1,736	345	1,391
Depreciation	90	84	6

Total operating expenses	4,774	1,691	3,083

Loss from operations	(4,774)	(1,691)	(3,083)
Other expense/(income)	437	(15)	452

Net loss before income taxes	(5,211)	(1,676)	(3,535)
Income tax benefit	237	—	237

Net loss	$(4,974)	$(1,676)	$(3,298)

Research and development

Research and development expenses increased by $1.7 million, or 134%, to $2.9 million for the three months ended March 31, 2017 from $1.3 million for the three months ended March 31, 2016. The increase was primarily due to $2.0 million in increased development costs associated with the acquisition of Serendex and the costs associated with Aravas’s development of Molgradex, partially offset by a reduction in costs related to AeroVanc due to timing of certain development activities.

General and administrative

General and administrative expenses increased by $1.4 million, or 403%, to $1.7 million for the three months ended March 31, 2017 from $0.3 million for the three months ended March 31, 2016. The increase was due to an increase of $1.0 million in connection with various business development activities, including merger related costs, and legal and accounting expenditures. Aravas personnel costs increased $0.3 million due to increased administrative personnel. Additionally, administrative costs of Savara ApS (Denmark) totaled $0.2 million which was not a part of Aravas in 2016.

Other expense

Other expense increased by $0.5 million for the three months ended March 31, 2017. The increase was due to interest expense associated with our bridge notes and the loss on fair value of the put option feature of our promissory notes.

Income tax benefit

Income tax benefit in 2017 represents a tax benefit provided by the Danish government in the form of a refundable research credit associated with research and development expenditures of Aravas’s subsidiary, Savara ApS. There was no tax benefit in the first quarter of 2016, as the subsidiary was not acquired until July 2016.

Liquidity and Capital Resources

Sources of Liquidity

Since inception through March 31, 2017, Aravas’s operations have been financed primarily by net cash proceeds of $23.3 million from the sale of its convertible preferred stock and the offering of convertible notes in the amount of $19.6 million. As of March 31, 2017, Aravas had $10.5 million in cash and an accumulated deficit of $43.4 million. Aravas expects that its research and development and general and administrative expenses will increase, and, as a result, Aravas anticipates that it will continue to incur increasing losses in the foreseeable future. Therefore, Savara (the parent of Aravas) will need to raise additional capital to fund its operations, which may be through the issuance of additional equity, and potentially through borrowings.

Note and Warrant Purchase Agreement

During 2014, Aravas borrowed $10 million from several investors under convertible subordinate promissory notes (the “2014 Notes”). On December 3, 2015, the 2014 Notes were converted into Series C Preferred Stock (which converted into shares of Savara common stock upon the closing of the Merger) in accordance with the automatic conversion provision of the 2014 Notes. The 2014 Notes had an 8.0% simple interest rate per annum computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then accrued but unpaid interest was due and payable on the earliest of (i) December 31, 2015 (the “Maturity Date”), (ii) the closing of a change of control, or (iii) the occurrence of an event of default. The 2014 Notes were pre-payable only with the written consent of the holders of a majority of the principal amount of the then-outstanding 2014 Notes.

On December 3, 2015, the date of the automatic conversion, the 2014 Notes and separated put option liability were surrendered in exchange for Series C Preferred Stock. The debt contract and separated derivative liability were both subject to extinguishment accounting, and a loss in the amount of $226,000 was recorded in the Aravas statement of operations and comprehensive loss. The loss was calculated as the difference between the net book value of the 2014 Notes plus the fair value of the put option immediately prior to the automatic conversion, and the fair value of the Series C Preferred Stock into which the 2014 Notes were converted.

Aravas conducted a 2016 Convertible Promissory Note (the “2016 Notes”) financing. The 2016 Notes carry an annual simple interest rate of 8.0% and are convertible into certain shares of Aravas’s equity dependent upon the earlier of the maturity date of June 30, 2018, a subsequent qualified financing, change of control event, Regulation A offering, an initial public offering (“IPO”). The 2016 Notes were amended such that they automatically convert at a stipulated discount upon the consummation of the

Merger, which was completed on April 27, 2017. In consideration for the purchase of the 2016 Notes on or prior to August 15, 2016, Aravas will issue to each investor who purchased a 2016 Note, a warrant to purchase shares of Aravas’s Series C Preferred Stock. Each warrant will be exercisable for that number of whole shares equal to the quotient obtained by dividing (a) by (b), where (a) is an amount equal to 15% of the principal amount of 2016 Note issued to the investor and (b) is the Series C Preferred Stock price. The exercise price per share shall be the Series C Preferred Stock price. The warrants will expire five (5) years from the date of issuance, or earlier upon an acquisition or IPO. The warrants will be exercisable upon the earlier to occur of an acquisition or an IPO. These warrants have also been amended such that the Merger would enable the warrant holder to have the right to exercise the warrant any time during the five-year expiration period. As of March 31, 2017, the carrying value of the 2016 Notes was approximately $3.6 million.

Cash Flows

The following table summarizes Aravas’s cash flows for the periods indicated:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Cash used in operating activities	$(2,844)	$(1,835)
Cash used in investing activities	(59)	(3)
Cash provided by financing activities	—	809
Effect of exchange rate changes	(6)	—

Net decrease in cash	$(2,909)	$(1,029)

Cash flows from operating activities

Cash used in operating activities for the three months ended March 31, 2017 was $2.8 million, consisting of a net loss of $5.0 million, which was partially offset by noncash charges of $0.6 million, mainly comprised of depreciation, noncash interest, fair value changes, accretion of discount to convertible promissory notes, and stock-based compensation, and by a net increase in assets and liabilities of $1.5 million. The change in Aravas’s net operating assets and liabilities was primarily due to an increase accrued liabilities mostly related to research and development costs for both AeroVanc and Molgradex.

Cash used in operating activities for the three months ended March 31, 2016 was $1.8 million, consisting mainly of a net loss of $1.7 million.

Cash flows from investing activities

Cash used in investing activities for all periods presented was related to purchases of property and equipment, primarily related to office and computer equipment.

Cash flows from financing activities

Cash provided by financing activities for the three months ended March 31, 2016 was related to proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs.

Future Funding Requirements

Aravas has not generated any revenue from product sales. Aravas does not know when, or if, it will generate any revenue from product sales. Aravas does not expect to generate any revenue from product sales unless and until it obtains regulatory approval for and commercializes any of its product candidates. At the same time, Aravas expects its expenses to increase in connection with its ongoing development and manufacturing activities, particularly as Aravas continues the research, development, manufacture and clinical trials of, and seeks regulatory approval for, its product candidates. Upon the closing of the Merger, Aravas expects to incur additional costs associated with its parent Savara operating as a public company. In addition, subject to obtaining regulatory approval of any of its product candidates, Aravas anticipates that it will need substantial additional funding in connection with its continuing operations. Such funding is expected to be provided by Savara which is the parent of Aravas.

As of March 31, 2017, Aravas had cash of $10.5 million. Aravas will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. Accordingly, Aravas (or its parent Savara) will need to raise substantial additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and Aravas’s ability to develop its product candidates.

Until Aravas or Savara, its parent, can generate a sufficient amount of product revenue to finance its cash requirements, Aravas and Savara expect to finance future cash needs primarily through the issuance of additional equity and potentially through borrowings, grants and strategic alliances with partner companies. To the extent that Aravas or Savara raises additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of Aravas’s or Savara’s stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Aravas’s or Savara’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Aravas or Savara raises additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Aravas or Savara may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Aravas or Savara. If Aravas or its parent Savara is unable to raise additional funds through equity or debt financings when needed, Aravas or Savara may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market product candidates to third parties that Aravas or Savara would otherwise prefer to develop and market itself.

Contractual Obligations and Other Commitments

As of December 31, 2016, Aravas leased its office facilities under a non-cancellable operating lease. The lease term was extended for a period of 48 months, commencing on December 1, 2015, and expiring on November 30, 2019. Aravas recognizes rent expense on a straight-line basis over the operating lease term. The lease is cancellable three years after execution of the lease if Aravas notifies the property owner of its intention to cancel the lease by the end of second year of the lease. The future minimum annual lease payments under the operating lease are as follows (in thousands):

Year ending December 31,
2017	$172
2018	174
2019	161

Total minimum lease payments	$507

As of December 31, 2016, Aravas leases certain research and development equipment as part of a contract manufacturing arrangement. The leased equipment is accounted for as a capital lease, and the present value of the future minimum lease payments are recorded as a liability on the balance sheet as of December 31, 2016. The future minimum annual lease payments under the capital lease are as follows (in thousands):

Year ending December 31,
2017	$486
2018	312
2019	313

Total minimum lease payments	1,111
Less: imputed interest	(90)

Total capital lease obligation	$1,021

License and Royalty Agreements

Aravas is also subject to certain contingent payments to the Cystic Fibrosis Foundation Therapeutics (CFFT) in connection with a $1.7 million award from the CFFT that was provided to Aravas in support of AeroVanc research (CFF Award). A payment is due to the CFFT equal to three (3) times the amount of the CFF Award upon approval of AeroVanc for commercial use. The payment is owed in equal installments of 33% due 60 days after first commercial sale; 33% due 90 days of the first anniversary of the first commercial sale; and 34% due within 90 days of 2nd anniversary of first commercial sale. As Aravas’s product has not yet been approved for commercial use, Aravas has not recorded a liability for the commercial approval payment.

In addition, if net sales exceed $50.0 million for any calendar year occurring during the first five years after the first commercial sale, Aravas must remit payment to the CFFT equal to one (1) times the CFF Award. Furthermore, if net sales exceed $100.0 million for any calendar year occurring during the first five years after first commercial sale, Aravas must remit an additional payment to the CFFT equal to one (1) times the CFF Award. Given Aravas has not recognized any sales from AeroVanc, Aravas has not recorded a liability for any amounts due as additional royalties.

Aravas is subject to various manufacturing royalties and payments related to Molgradex. Upon the successful development, registration and attainment of approval by the proper health authorities, such as the FDA, in any territory except Latin America, Central America and Mexico, Aravas must pay a royalty of three percent (3%) on annual net sales to the manufacturer of its Active Pharmaceutical Ingredients (“API”). Under this agreement with the API manufacturer, no signing fee or milestones are included in the royalty payments, and there is no minimum royalty. Additionally, Aravas has a commitment to acquire a working cell bank and a master cell bank for $2.0 million from this API manufacture in the third quarter of 2017.

Aravas is also subject to certain contingent milestone payments up to approximately seven million euros based upon various development activities and regulatory approvals payable to Aravas’s manufacturer of its nebulizer used to administer Molgradex. In addition to these milestones, Aravas will owe a royalty to the manufacturer of its nebulizer based on net sales. The royalty rate ranges from three and a half percent (3.5%) to five percent (5%) depending on the device technology used by Aravas to administer to product.

Acquisition of Serendex Pharmaceuticals

On July 15, 2016, Aravas closed on a Business Transaction Agreement (“BTA”) under which Aravas acquired certain assets, liabilities, employees, and subsidiaries of Serendex Pharmaceuticals A/S (“Seller”), a limited liability company incorporated under the laws of Denmark which delisted from the Oslo Axxes (“Oslo Stock Exchange”) on or about May 4, 2016. The Seller’s wholly owned subsidiaries include Pharmaorigin ApS and Drugrecure ApS (the “Subsidiaries”) which are limited liability companies incorporated under the laws of Denmark. The Seller was a biopharmaceutical development company which, directly and through its Subsidiaries, advanced a pipeline and portfolio of novel inhalation therapies and related technologies for the treatment of severe pulmonary conditions. Its primary focus was on the medicinal product Molgradex (an inhalation formulation of recombinant human GM-CSF for the treatment of pulmonary alveolar proteinosis). The purchase price consists of 3,353,925 shares of Aravas’s common stock, subject to a hold back of 670,785 shares of common stock by Aravas in the name of the Seller as security for the Seller’s obligations under the BTA until the lapse of the deadline for submission of claims, and $21.5 million of contingent cash consideration based upon the achievement of certain milestones.

Other Contracts

Aravas enters into contracts in the normal course of business with various third parties for research studies, clinical trials, testing and other services. These contracts generally provide for termination upon notice, and therefore Aravas believes that its non-cancelable obligations under these agreements are not material except for certain obligations under its agreement for its capitalized lease asset.

Off-Balance Sheet Arrangements

Aravas has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases” (“ASU 2016-02”). The update aims at making leasing activities more transparent and comparable, and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and a corresponding lease liability, including leases currently accounted for as operating leases. The update also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 with early adoption permitted. Aravas is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements.

In March 2016, the FASB issued Accounting Standards Update 2016-09, “Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 changes certain aspects of the accounting for share-based payment awards, including accounting and cash flow classification for excess tax benefits and deficiencies; income tax withholding obligations; forfeitures; and cash flow classification. ASU 2016-09 is effective for Aravas for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with early adoption permitted. The adoption of this standard did not have material impact on the Company’s financial statements.

In August 2016, the FASB issued Accounting Standards Update 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which intended to add or clarify guidance on the classification of certain cash receipts and payments on the statement of cash flows. The new guidance addresses cash flows related to the following: debt prepayment or extinguishment costs, settlement of zero-coupon bonds, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies and bank-owned life insurance policies, distributions received from equity method investees, beneficial interest in securitization transactions, and the application of predominance principle to separately identifiable cash flows. ASU 2016-15 is effective for the Company for annual periods beginning after December 15, 2017 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the effect of this new guidance on its financial statements.

In January 2017, the FASB issued Accounting Standards Update 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which intended to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for the Company for annual periods beginning after December 15, 2018 with early adoption permitted. The Company is currently evaluating the effect of this new guidance on its financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ARAVAS MARKET RISK

As of March 31, 2017, Aravas had cash of $10.5 million, which consisted of bank deposits. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant. Aravas has not been exposed nor does it anticipate being exposed to material risks due to changes in interest rates. A hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on Aravas’s condensed consolidated financial statements.

Aravas has ongoing operations in Denmark as a result of its acquisition of Serendex and pays those vendors in local currency (Danish Krone) or Euros. Aravas does not participate in any foreign currency hedging activities and it does not have any other derivative financial instruments. Aravas did not recognize any significant exchange rate losses during the three-month period ended March 31, 2017. A 10% change in the krone-to-dollar or euro-to-dollar exchange rate on March 31, 2017 would not have had a material effect on Aravas’s results of operations or financial condition.

Item 9.01	Financial Statements and Exhibits.

Aravas Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,464	$13,373
Grants and award receivable	—	400
Prepaid expenses and other current assets	1,038	840

Total current assets	11,502	14,613
Property and equipment, net	762	793
In-process R&D	10,609	10,477
Goodwill	3,089	3,051

Total assets	$25,962	$28,934

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$696	$536
Accrued expenses	3,672	2,477
Current portion of capital lease obligation	442	442

Total current liabilities	4,810	3,455
Long-term liabilities:
Accrued interest on convertible promissory notes	238	151
Convertible promissory notes	3,597	3,448
Put option derivative liability	1,055	979
Contingent consideration	9,808	9,708
Deferred tax liability	2,334	2,305
Capital lease obligation, net of current portion	579	579
Warrant liability	287	303
Other long-term liabilities	18	20

Total liabilities	22,726	20,948

Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 1,799,906 shares authorized, issued, and outstanding as of March 31, 2017 and December 31, 2016; $3,254 liquidation value as of March 31, 2017	3,234	3,232
Series B redeemable convertible preferred stock, $0.001 par value, 6,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 5,675,387 shares issued and outstanding as of March 31, 2017 and December 31, 2016; $17,762 liquidation value as of March 31, 2017	17,320	17,301
Series C redeemable convertible preferred stock, $0.001 par value; 8,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 4,452,582 shares issued and outstanding as of March 31, 2017 and December 31, 2016; $23,423 liquidation value as of March 31, 2017	23,331	23,328

Total redeemable convertible preferred stock	43,885	43,861

Stockholders’ deficit:
Common stock, $0.001 par value, 27,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 5,364,383 and 5,396,883 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	5	5
Additional paid-in capital	3,174	3,117
Accumulated other comprehensive loss	(448)	(591)
Accumulated deficit	(43,380)	(38,406)

Total stockholders’ deficit	(40,649)	(35,875)

Total liabilities, redeemable convertible preferred stock, and stockholder’s deficit	$25,962	$28,934

The accompanying notes are an integral part of these financial statements.

Aravas Inc. and Subsidiary

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Grant and award revenue	$—	$—
Operating expenses:
Research and development	2,948	1,262
General and administrative	1,736	345
Depreciation	90	84

Total operating expenses	4,774	1,691

Loss from operations	(4,774)	(1,691)
Other income (expense):
Investment income	2	5
Interest expense	(247)	(15)
Foreign currency exchange gain/(loss)	(32)	12
Change in fair value of financial instruments	(160)	13

Total other income (expense)	(437)	15
Loss before income taxes	(5,211)	(1,676)
Income tax benefit	237	—

Net loss	$(4,974)	$(1,676)
Accretion of redeemable convertible preferred stock	(24)	(24)

Net loss attributable to common stockholders	(4,998)	(1,700)

Other comprehensive income:
Gain (loss) on foreign currency translation	143	—

Total Comprehensive Loss	$(4,831)	$(1,676)

Net loss per share:
Basic and diluted	$(0.97)	$(0.97)

Weighted average common shares outstanding
Basic and diluted	5,169,323	1,749,355

The accompanying notes are an integral part of these financial statements.

Aravas Inc. and Subsidiary

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Period Ended March 31, 2017

(In thousands, except share amounts)

(Unaudited)

	Redeemable Convertible Preferred Stock							Stockholders’ Deficit
	Redeemable Convertible Series A Preferred Stock		Redeemable Convertible Series B Preferred Stock		Redeemable Convertible Series C Preferred Stock			Common Stock				Accumulated Other Comprehensive Income
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Total	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit		Total
Balance on December 31, 2016	1,799,906	$3,232	5,675,387	$17,301	4,452,582	$23,328	$43,861	5,396,883	$5	$3,117	$(38,406)	$(591)	$(35,875)

Accretion of redeemable convertible preferred stock	—	2	—	19	—	3	24	—	—	(24)	—	—	(24)
Repurchase of forfeited restricted common stock	—	—	—	—	—	—	—	(32,500)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	81	—	—	81
Foreign exchange translation adjustment	—	—	—	—	—	—	—	—	—	—	—	143	143
Net loss incurred	—	—	—	—	—	—	—	—	—	—	(4,974)	—	(4,974)

Balance on March 31, 2017	1,799,906	3,234	5,675,387	17,320	4,452,582	23,331	43,885	5,364,383	5	3,174	(43,380)	(448)	(40,649)

The accompanying notes are an integral part of these financial statements.

Aravas Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(4,974)	$(1,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	90	84
Changes in fair value of financial instruments	160	(13)
Noncash interest	98	15
Foreign currency gain/(loss)	32	(12)
Accretion on discount to convertible promissory notes	149	—
Stock-based compensation	81	51
Changes in operating assets and liabilities:
Grant and award receivable	400	—
Tax refund receivable	(165)	—
Prepaid expenses and other current assets	(32)	(183)
Deferred rent	(2)	17
Accounts payable and accrued expenses	1,319	(118)

Net cash used in operating activities	(2,844)	(1,835)

Cash flows from investing activities:
Purchase of property and equipment	(59)	(3)

Net cash used in investing activities	(59)	(3)

Cash flows from financing activity:
Proceeds from issuance of Series C preferred stock, net	—	809

Net cash provided by financing activities	—	809

Effect of exchange rate changes on cash and cash equivalents	(6)	—
Decrease in cash and cash equivalents	(2,909)	(1,029)
Cash and cash equivalents beginning of period	13,373	16,683

Cash and cash equivalents end of period	$10,464	$15,654

The accompanying notes are an integral part of these financial statements.

Aravas Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

Aravas Inc. (“Aravas,” the “Company,” or as used in the context of “we” or “us”), formerly known as Savara Inc., is a clinical stage specialty pharmaceutical company focusing on the development and commercialization of product candidates for patients with rare respiratory diseases, including cystic fibrosis (CF), and pulmonary alveolar proteinosis (PAP). Our lead clinical stage product candidate, Molgradex, is an inhaled formulation of recombinant human granulocyte-macrophage colony-stimulating factor (GM-CSF), intended for the treatment of PAP. Our other lead clinical stage product candidate, AeroVanc, is an inhaled formulation of vancomycin, intended for the treatment of persistent methicillin-resistant Staphylococcus aureus (MRSA) lung infection in CF patients. Aravas was formed as a corporation in Delaware in 2007. The Company operates in one segment and has its principal offices in Austin, Texas.

On July 15, 2016, the Company completed the acquisition of certain assets, liabilities, and subsidiaries of Serendex A/S (“Serendex”), through its wholly-owned subsidiary, Savara ApS, a limited liability company established under the laws in Denmark. Serendex was a biopharmaceutical development company that advanced a pipeline and portfolio of novel inhalation therapies and related technologies for the treatment of severe pulmonary conditions. With this acquisition, Aravas strengthened its pipeline of rare respiratory disease products.

On January 6, 2017, Aravas Inc. entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), with Savara Inc. (formerly known as Mast Therapeutics, Inc., or Mast) (“Savara”), a publicly traded company, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Savara will merge with and into Aravas (“Merger”), with Aravas becoming a wholly-owned subsidiary of Savara and the surviving corporation of the Merger. On April 27, 2017, upon the closing of the Merger, each outstanding share of Aravas’s common stock was converted into the right to receive .5860 shares of Savara common stock as well as the payment of cash in lieu of fractional shares. Immediately following the effective time of the Merger, Savara’s preexisting equity holders own approximately 23% of the combined company, and Aravas’s preexisting equity holders own approximately 77%. The combined company’s pipeline includes:

•	AeroVanc

•	Molgradex

•	AIR001, a sodium nitrite solution for intermittent inhalation via nebulization, which is being developed for the treatment of heart failure with preserved ejection fraction (HFpEF).

Since inception, Aravas has devoted substantially all of its efforts and resources to identifying and developing its product candidates, recruiting personnel, and raising capital. Aravas has incurred operating losses and negative cash flow from operations and has no product revenue from inception to date. The Company has not yet commenced commercial operations.

Basis of Presentation

The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) as defined by the Financial Accounting Standards Board (“FASB”). These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2016. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results to be expected for the entire fiscal year or any future period.

Unaudited Interim Financial Information

The interim condensed consolidated financial statements included in this document are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for a fair statement of the Company’s financial position as of March 31, 2017, and its results of operations for the three months ended March 31, 2017 and 2016, and cash flows for the three months ended March 31, 2017 and 2016. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results to be expected for the year ending December 31, 2017 or for any other future annual or interim period. The December 31, 2016 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2016.

2. Summary of Significant Accounting Policies

Liquidity

As of March 31, 2017, the Company had an accumulated deficit of approximately $43.4 million. The Company also had negative cash flow from operations of approximately $2.8 million during the three months ended March 31, 2017. The cost to further develop and obtain regulatory approval for any drug is substantial and, as noted below, the Company may have to take certain steps to maintain a positive cash position. Accordingly, the Company will need additional capital to further fund the development of, and seek regulatory approvals for, its product candidates and begin to commercialize any approved products.

The Company is currently focused primarily on the development of respiratory drugs and believes such activities will result in the Company’s continued incurrence of significant research and development and other expenses related to those programs. If the clinical trials for any of the Company’s product candidates fail or produce unsuccessful results and those product candidates do not gain regulatory approval, or if any of the Company’s product candidates, if approved, fails to achieve market acceptance, the Company may never become profitable. Even if the Company achieves profitability in the future, it may not be able to sustain profitability in subsequent periods. The Company intends to cover its future operating expenses through cash and cash equivalents on hand and through a combination of equity offerings, debt financings, government or other third-party funding, and other collaborations and strategic alliances. The Company cannot be sure that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to the Company or its stockholders.

While the Company expects its existing cash and cash equivalents of $10.5 million as of March 31, 2017 will enable it to fund operations and capital expenditure requirements a year from the date these condensed consolidated financial statements were available to be issued, the Company may have to delay, reduce, limit or terminate some or all of its development programs or future commercialization efforts or grant rights to develop and market product candidates that the Company might otherwise prefer to develop and market itself in order to maintain a positive cash position. Failure to obtain adequate financing could adversely affect the Company’s ability to operate as a going concern. If the Company raises additional funds from the issuance of equity securities, substantial dilution to existing stockholders may result. If the Company raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict the Company’s ability to operate its business.

The Company intends to raise additional capital through the issuance of additional equity, including in connection with the Merger discussed in Note 1, and potentially through borrowings, and strategic alliances with partner companies. However, if such financings are not available timely and at adequate levels, the Company will need to reevaluate its operating plans. Management is currently pursuing financing alternatives. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The condensed consolidated financial statements of the Company are stated in U.S. dollars and are prepared using U.S. GAAP. These financial statements include the accounts of the Company and its wholly owned subsidiary. The financial statements of the Company’s wholly owned subsidiary are recorded in its functional currency and translated into the reporting currency. The cumulative effect of changes in exchange rates between the foreign entity’s functional currency and the reporting currency is reported in Accumulated Other Comprehensive Income. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management’s estimates include those related to the accrual of research and development costs, the valuation of preferred and common shares, certain financial instruments recorded at fair value, stock-based compensation, and the valuation allowance for deferred tax assets. The Company bases its estimates on historical experience and on various other market-specific and relevant assumptions that it believes to be reasonable under the circumstances. Accordingly, actual results could be materially different from those estimates.

Risks and Uncertainties

The product candidates being developed by the Company require approvals from the U.S. Food and Drug Administration (FDA) or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s product candidates will receive the necessary approvals. If the Company is denied regulatory approval of its product candidates, or if approval is delayed, it may have a material adverse impact on the Company’s business, results of operations and its financial position.

The Company is subject to a number of risks similar to other life science companies, including, but not limited to, risks related to the successful discovery and development of drug candidates, raising additional capital, development of competing drugs and therapies, protection of proprietary technology and market acceptance of the Company’s products. As a result of these and other factors and the related uncertainties, there can be no assurance of the Company’s future success.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and institutional bank money market accounts with original maturities of three months or less when acquired and are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with a limited number of high quality financial institutions and at times may exceed the amount of insurance provided on such deposits.

Accrued Research and Development Costs

The Company records the costs associated with research nonclinical studies, clinical trials, and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s on-going research and development activities conducted by third-party service providers, including contract research and manufacturing organizations.

The Company accrues for expenses resulting from obligations under agreements with contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other outside service providers for which payment flows do not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be amortized as the contracted services are performed. As actual costs become known, the Company adjusts its prepaids and accruals. Inputs, such as the services performed, the number of patients enrolled, or the study duration, may vary from the Company’s estimates resulting in adjustments to research and development expense in future periods. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. The Company has not experienced any material deviations between accrued and actual research and development expenses.

Goodwill and Acquired In-Process Research and Development (IPR&D)

Goodwill and acquired IPR&D are not amortized but they are tested annually for impairment or more frequently if impairment indicators exist. The Company adopted accounting guidance related to annual and interim goodwill and acquired IPR&D impairment tests which allows the Company to first assess qualitative factors before performing a quantitative assessment of the fair value of a reporting unit. If it is determined on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying amount, a quantitative impairment test is required. The $113,000 and $385,000 decreases in the carrying value of goodwill and IPR&D, respectively, from the acquisition date, July 15, 2016, were due to foreign currency translation.

Tax Refund Receivable

The Company has recorded a Danish tax credit earned by its subsidiary, Savara ApS for the post-acquisition period in 2016 and the first quarter of 2017. Under Danish Tax Law, Denmark remits a research and development tax credit equal to 22% of qualified research and development expenditures, not to exceed established thresholds. As of March 31, 2017, the credits had not yet been received and a receivable of $594,000 was recorded on the balance sheet in prepaid expenses and other current assets.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. Our chief operating decision maker is the chief executive officer. We have one operating segment, specialty pharmaceuticals within the respiratory system.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

•	Level 1 – Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 – Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•	Level 3 – Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Financial instruments carried at fair value include cash and cash equivalents, certain warrants classified as liabilities, an embedded put option separated from the convertible promissory notes, and contingent consideration related to the acquisition of Serendex. These financial instruments are carried at fair value on a recurring basis.

Financial instruments not carried at fair value include accounts payable and accrued liabilities. The carrying amounts of these financial instruments approximate fair value due to the highly liquid nature of these short-term instruments.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during the period without consideration of common stock equivalents. Since the Company was in a loss position for all periods presented, diluted net loss per share is the same as basic net loss per share for all periods as the inclusion of all potential dilutive securities would have been antidilutive.

Redeemable Convertible Preferred Stock and Series B and C Warrants

The Series A, Series B, and Series C redeemable convertible preferred stock is classified in temporary equity as it is redeemable at the written request from the holders of at least two-thirds of the then outstanding shares of preferred stock, at any time after October 31, 2022. Additionally, certain outstanding warrants to purchase the Series B and Series C redeemable convertible preferred stock (“Series B Warrants” and the “Series C Warrants”) are classified as liabilities because the Series B and Series C redeemable convertible preferred stock are contingently redeemable.

Stock-Based Compensation

The Company recognizes the cost of stock-based awards granted to employees based on the estimated grant-date fair value of the awards. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period. The Company recognizes the compensation costs for awards that vest over several years on a straight-line basis over the vesting period (see Note 9). Forfeitures are recognized when they occur, which may result in the reversal of compensation costs in subsequent periods as the forfeitures arise. The Company recognizes the cost of stock-based awards granted to nonemployees at their then-current fair values as services are performed, and such awards are remeasured through the counterparty performance date.

Manufacturing Commitments and Contingencies

The Company is subject to various manufacturing royalties and payments related to its product candidate, Molgradex. Upon the successful development, registration and attainment of approval by the proper health authorities, such as the FDA, in any territory except Latin America, Central America and Mexico, the Company must pay a royalty of three percent (3%) on annual net sales to the manufacturer of its Active Pharmaceutical Ingredients (“API”). Under this agreement with the API manufacturer, no signing fee or milestones are included in the royalty payments, and there is no minimum royalty. Additionally, Aravas has a commitment to acquire a working cell bank and a master cell bank for approximately $2.0 million from this API manufacturer in the third quarter of 2017.

The Company is also subject to certain contingent milestone payments up to approximately 7.0 million euros based upon various development activities and regulatory approvals payable to the Company’s manufacturer of its nebulizer used to administer Molgradex. In addition to these milestones, the Company will owe a royalty to the manufacturer of its nebulizer based on net sales. The royalty rate ranges from three and a half percent (3.5%) to five percent (5%) depending on the device technology used by the Company to administer the product.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in the period that includes the enactment date. A valuation allowance is established against the deferred tax assets to reduce their carrying value to an amount that is more likely than not to be realized.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases” (“ASU 2016-02”). The update aims at making leasing activities more transparent and comparable, and requires substantially all leases to be recognized by lessees on their balance sheet as a right-of-use asset and a corresponding lease liability, including leases currently accounted for as operating leases. The update also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 with early adoption permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements.

In March 2016, the FASB issued Accounting Standards Update 2016-09, “Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 changes certain aspects of the accounting for share-based payment awards, including accounting and cash flow classification for excess tax benefits and deficiencies; income tax withholding obligations; forfeitures; and cash flow classification. ASU 2016-09 is effective for the Company for annual periods beginning after December 15, 2016, and interim periods within those annual periods with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s financial statements.

In August 2016, the FASB issued Accounting Standards Update 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which intended to add or clarify guidance on the classification of certain cash receipts and payments on the statement of cash flows. The new guidance addresses cash flows related to the following: debt prepayment or extinguishment costs, settlement of zero-coupon bonds, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies and bank-owned life insurance policies, distributions received from equity method investees, beneficial interest in securitization transactions, and the application of predominance principle to separately identifiable cash flows. ASU 2016-15 is effective for the Company for annual periods beginning after December 15, 2017 , and interim periods within those fiscal years with early adoption permitted. The Company is currently evaluating the effect of this new guidance on its financial statements.

In January 2017, the FASB issued Accounting Standards Update 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which intended to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for the Company for annual periods beginning after December 15, 2017. The Company is currently evaluating the effect of this new guidance on its financial statements.

3. Prepaid expenses and other current assets

Prepaid expenses, consisted of (in thousands):

	March 31, 2017	December 31, 2016
R&D tax credit receivable	$594	$357
Prepaid clinical trial costs	297	243
VAT receivable	39	111
Deposits	18	18
Other	90	111

Total prepaid expenses and other current assets	$1,038	$840

4. Accrued expenses and other liabilities

Accrued expenses and other liabilities, consisted of (in thousands):

	March 31, 2017	December 31, 2016
Accrued contracted research and development costs	$2,724	$1,855
Accrued general and administrative costs	758	458
Accrued compensation	146	117
Other	44	47

Total accrued expenses and other liabilities	$3,672	$2,477

5. Convertible Promissory Notes

During 2016, the Company borrowed approximately $4.4 million from several investors under convertible subordinate promissory notes (the “2016 Notes”). The 2016 Notes accrues interest at 8.0% per annum computed on the basis of the actual number of days elapsed and a 365-day year. All unpaid principal, together with any then accrued but unpaid interest is due and payable on the earliest of (i) June 30, 2018 (the “Maturity Date”), (ii) the closing of a change of control as defined, or (iii) the occurrence of an event of default, as defined (such earliest date is hereinafter referred to as Maturity). The 2016 Notes are prepayable only with the written consent of the holders of a majority of the principal amount of the then-outstanding 2016 Notes. Of the total convertible notes, $1.5 million is due to a related party, Sorana A/S, the majority owner of Serendex, which holds approximately 15.2% of the Company’s fully diluted common stock pursuant to the Business Transfer Agreement effective on July 15, 2016. The following paragraphs describe the conversion features of the 2016 Notes.

Automatic Conversion

The principal and any accrued interest automatically convert into shares of Qualified Private Placement Financing Securities at the 2016 Note Conversion Price, upon the closing of a Qualified Private Placement Financing (“Private Placement Automatic Conversion”). In the event of a Private Placement Automatic Conversion, the 2016 Notes are converted into a number of Qualified Private Placement Financing Securities determined by dividing (i) the aggregate outstanding principal amount and accrued but unpaid interest by (ii) the 2016 Note Conversion Price. A Qualified Private Placement Financing is defined as the next Private Placement transaction (or series of related transactions) after the date of this 2016 Note and before Maturity in which the Company issues and sells shares of its preferred stock in exchange for aggregate gross proceeds of at least $5,000,000 (excluding amounts received upon conversion of indebtedness). Private Placement means any equity financing transaction (or series of related transactions) pursuant to a private placement exempt from the registration requirements of the Securities Act, other than pursuant to the exemption provided by Regulation A under the Securities Act (i.e., not a Regulation A Offering or the Initial Public Offering).

The Note Conversion Price is the lesser of (A) (i) the price per share of the Next Round Securities, Qualified Financing Shares or Regulation A Offering Shares, as the case may be, times (ii) 0.8 (i.e. a 20% discount), or (B) the quotient obtained by dividing $125,0000,000 (the “Valuation Cap”) by the Company’s fully diluted capitalization immediately prior to the initial closing of the Qualified Financing, Non-Qualified Financing, Qualified Regulation A Offering or Non-Qualified Regulation A Offering in which the Notes are converted. Non-Qualified Private Placement Financing means any transaction (or series of related transactions) after the date of this 2016 Note and before Maturity in which the Company issues and sells shares of its capital stock in any Private Placement transaction that is not deemed to be a Qualified Private Placement Financing. Next Round Securities means the equity shares sold in a Non-Qualified Private Placement Financing.

The entire outstanding principal amount of the 2016 Notes and any accrued but unpaid interest will be converted automatically into shares of Regulation A Securities at the Note Conversion Price upon the closing of a Qualified Regulation A Offering. In the event of an automatic conversion under a Qualified Regulation A Offering, the 2016 Notes will be converted into that number of Regulation A Securities determined by dividing (i) the aggregate outstanding principal amount of the 2016 Note and any accrued but unpaid interest by (ii) the Note Conversion Price. A Qualified Regulation A Offering means a Regulation A Offering with gross proceeds to the Company of at least $5,000,000 in one or more closings during a twelve-month period, excluding amounts received on conversion of the 2016 Notes.

Voluntary Conversion

In the event that the Company consummates a Non-Qualified Private Placement Financing, at the option of each holder or holders of a majority of the outstanding aggregate principal amount, all or part of the outstanding principal and any accrued interest may be converted into Next Round Securities. A Non-Qualified Private Placement Financing is any transaction (or series of related transactions) after the date of the 2016 Notes and before Maturity in which the Company issues and sells shares of its capital stock in any Private Placement transaction that is not deemed to be a Qualified Private Placement Financing at the applicable 2016 Note Conversion Price as defined above.

In the event that the Company consummates a Non-Qualified Regulation A Offering (i) at the option of the Holder, but subject to the consent of the Board, all or part of the outstanding principal amount of the 2016 Notes and any accrued but unpaid interest may be converted into Regulation A Securities, and (ii) at the option of the Majority Holders, all or part of the outstanding principal amount of the 2016 Notes and any accrued but unpaid interest will be converted into shares of Regulation A Securities. In the event of such conversion, the 2016 Notes will be converted into that number of shares of Regulation A Securities determined by dividing (x) the aggregate outstanding principal amount of the 2016 Notes and any accrued but unpaid interest by (y) the Note Conversion Price. A Non-Qualified Regulation A Offering means the closing of a Regulation A Offering with gross proceeds to the Company of less than

$5,000,000, excluding amounts received on conversion of the 2016 Notes.

Change in Control Conversion

In the event of a Change of Control after the date of the 2016 Notes but prior to Maturity, at the option of each holder or holders of a majority of the outstanding aggregate principal amount, all or part of the outstanding principal amount and any accrued interest, (i) may be converted into the number of shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) determined by dividing (x) the aggregate outstanding principal amount and any accrued interest by (y) the quotient obtained by dividing (1) the Valuation Cap ($125,000,000) by (2) the Company’s capital stock outstanding immediately prior to such Change of Control.

A Change of Control means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (i) a merger or consolidation of the Company into or with another entity after which the stockholders of the Company immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Company or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially identical to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction, (ii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company (other than to a wholly-owned subsidiary), or (iii) the sale or transfer by the Company or its stockholders of more than 50% of the voting power of the Company in a transaction or series of related transactions other than in a transaction or series of transactions effected by the Company primarily for financing purposes.

IPO Conversion

Upon an Initial Public Offering of the Company’s common stock, the entire outstanding principal amount plus any accrued interest under the 2016 Notes automatically converts into shares of Company common stock at the IPO Conversion Price. The IPO Conversion Price means the lesser of the (x) quotient obtained by dividing (1) the Valuation Cap ($125,000,000) by (2) the Company’s fully diluted capitalization immediately prior to the consummation of the Initial Public Offering or (y) quotient obtained by dividing (1) the pre-money valuation of the Company approved by the Board of Directors in connection with the Initial Public Offering, by (2) the Company’s fully diluted capitalization immediately prior to the consummation of the Initial Public Offering.

Maturity Date Conversion

The entire outstanding principal amount and any accrued interest under the 2016 Notes automatically converts into shares of Series C Preferred Stock at the Series C Price upon the close of business of the Maturity Date. In the event of such automatic conversion, the 2016 Notes convert into that number of Series C Preferred Stock determined by dividing (i) the aggregate outstanding principal amount of the 2016 Notes plus any accrued interest by (ii) the Series C Price. The Series C Price is $5.2605 as adjusted for stock dividends, stock splits, recapitalizations and other similar events.

Public Listing Conversion

The 2016 Notes and the Series C Warrants were amended to include a conversion clause in the case of the Merger. The amendment provides the warrant holder the right to voluntarily exercise the Series C Warrants; however, the 2016 Notes are automatically converted in the case of the Merger. Upon the consummation of the Merger or a similar transaction that results in the listing of capital stock of the Company or shares issued in exchange for the capital stock of the Company, the entire principal amount plus any accrued interest under the 2016 Notes automatically converts into shares of Common Stock at the reverse merger conversion price of $4.22 for notes issued on or prior to August 15, 2016 and 80% of the amount equal to the average trading price of Savara’s common stock for the twenty day period ending two days prior to the closing of the acquisition of Aravas by Savara, as adjusted by the exchange ratio described in the Merger Agreement.

Accounting for the 2016 Notes

Management determined that the automatic conversion upon a Qualified Private Placement Financing, a Qualified Regulation A Offering, a Non-Qualified Private Placement Financing, or a Non-Qualified Regulation A Offering as defined above represents, in substance, a put option (redemption feature) designed to provide the investor with a fixed monetary amount, settleable in shares. Management determined that this put option should be separated and accounted for as a derivative primarily because the put option meets the net settlement criterion and the settlement provisions are not consistent with a fixed-for-fixed equity instrument.

The put option, with a fair value of $977,000 at inception, was initially recorded as a derivative liability on the accompanying balance sheet and a corresponding discount to the 2016 Notes. The Company is accreting the discount to interest expense on the statement of operations and comprehensive loss over the term of the 2016 Notes using the effective interest rate method. The Company recorded interest expense of $117,000 during the three months ended March 31, 2017 related to the accretion of the discount. The derivative liability was recorded at fair value at issuance of the 2016 Notes with changes in fair value recognized in the statement of operations and comprehensive loss. The change in fair value from the date of issuance through March 31, 2017 was $78,000.

6. Fair Value Measurements

The Company measures and reports certain financial instruments at fair value on a recurring basis and evaluates its financial instruments subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them in each reporting period. The Company determined that the warrant liability for the Series B and C Warrants, the put option on the 2016 Notes, described further in Note 5, and the contingent consideration, described further below, were Level 3 financial instruments. The fair value of these instruments as of March 31, 2017 and December 31, 2016 was as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of March 31, 2017:
Put option	$—	$—	$1,055
Warrant liability	$—	$—	$287
Contingent consideration	$—	$—	$9,808

As of December 31, 2016:
Put option	$—	$—	$979
Warrant liability	$—	$—	$303
Contingent consideration	$—	$—	$9,708

The estimated fair value of the put option on 2016 Note was determined using a multi-scenario probability weighted average method analysis in which the future probability of the equity financing event was weighted for its respective probability. The Company used the following assumptions to value the put option on the 2016 Notes as of March 31, 2017.

Assumption	March 31, 2017	December 31, 2016
Discount rate	0.86%	0.43%
Probability of event	90.0%	85.0%

Changes in the unobservable inputs noted above would impact the fair value of the put option and have a corresponding impact on the Company’s net loss. The probability of the automatic conversion feature was determined by management based on its consideration of the expected timeline for the next round of financing and historical experience. Increases (decreases) in discount rate would decrease (increase) the value of the put option, and an increase (decrease) in the probability of the equity financing event occurring would increase (decrease) the value of the put option.

The estimated fair value of the warrant liability (Series B and Series C Warrants) was determined using a Noreen Wolfson option pricing model. The assumptions used in valuing these warrants are presented in the table below.

Assumption	March 31, 2017	December 31, 2016
Expected term	0.17 – 4.25	0.42 – 4.50
Expected dividend yield	—	—
Expected volatility	68.13%	44.65% - 60.66%
Risk-free interest rate	0.75% - 1.68%	0.58% - 1.82%

Changes in the unobservable inputs noted above would impact the fair value of the liabilities and have a corresponding impact on the Company’s net loss. Increases (decreases) in the expected term and expected volatility would increase (decrease) net loss and the value of the warrant liability and an increase (decrease) in the risk-free interest rate would decrease (increase) net loss and the value of the warrant liability.

Pursuant to the acquisition of certain assets, liabilities, and subsidiaries of Serendex (see Note 1), Aravas agreed to pay the seller, in addition to a stipulated amount of shares of Aravas’s common stock, (i) $5,000,000 upon receipt of marketing approval of the medicinal product Molgradex, an inhalation formulation of recombinant human GM-CSF for the treatment of pulmonary alveolar proteinosis (the Product) by the European Medicines Agency, (ii) $15,000,000 upon receipt of marketing approval of the Product by the FDA, and (iii) $1,500,000 upon receipt of marketing approval of the Product by the Japanese Pharmaceuticals and Medical Devices Agency (the “Contingent Milestone Payments”). The Company estimates the likelihood of approval in each region, separately, based on the product candidate’s current phase of development and utilizing published studies of clinical development success rates for comparable non-oncology orphan drugs. The present value of the potential cash outflows from the probability weighted Contingent Milestone Payments is then estimated by taking into consideration that the Contingent Milestone Payments are similar to a business expense of the Company and would be senior to any Company debt obligations. The resulting weighted average present value factor is then applied to discount the probability adjusted Contingent Milestone Payments for each region to derive the fair value of the Contingent Milestone Payments.

As of March 31, 2017, the Company deemed that there were no material changes to the product candidate’s programs in each of the jurisdictions. The Company also accounted for the time value of money related to the Contingent Milestone Payments from July 15, 2016 to March 31, 2017 in its assessment. Accordingly, the related Contingent Liability was remeasured with a balance of $9.8 million as of March 31 2017.

The Company did not transfer any assets measured at fair value on a recurring basis to or from Level 1 and Level 2 during the three months ended March 31, 2017 and 2016.

The following tables sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instrument (in thousands) for the three months ended March 31, 2017 and year ended December 31, 2016:

	Warrant Liability	Put Option on 2016 Note	Contingent Consideration
As of December 31, 2015	$274	$—	$—
Put option at issuance of 2016 Notes	—	977	—
Contingent consideration	—	—	9,524
Issuance of Series C Warrants	259	—	—
Change in fair value	(230)	2	184

Balance at December 31, 2016	$303	$979	$9,708
Change in fair value	(16)	76	100

Balance at March 31, 2017	$287	$1,055	$9,808

7. Redeemable Convertible Preferred Stock

The following table summarizes the Company’s redeemable convertible preferred stock as of March 31, 2017 (in thousands, except share amounts).

Redeemable Convertible Preferred Stock	Par Value	Authorized Shares	Shares Issued and Outstanding	Carrying Value	Liquidation Value
Series A	$.001	1,799,906	1,799,906	$3,234	$3,254
Series B	$.001	6,000,000	5,675,387	$17,320	$17,762
Series C	$.001	8,000,000	4,452,582	$23,331	$23,423

8. Common Stock

The Company’s shares of common stock reserved for issuance as of March 31, 2017, and December 31, 2016 were as follows:

	March 31, 2017	December 31, 2016
Series A Preferred Stock	1,799,906	1,799,906
Series B Preferred Stock	5,675,387	5,675,387
Series C Preferred Stock	4,452,582	4,452,582
Series B Warrants	289,966	289,966
Series C Warrants	125,885	125,885
Stock options outstanding	2,926,665	3,096,665

Total shares reserved	15,270,391	15,440,391

9. Stock-Based Compensation

The Company adopted the Aravas Inc. Stock Option Plan (the “Plan”), pursuant to which the Company has reserved 5,300,076 shares for issuance to employees, directors, and consultants. The Plan includes 1) the option grant program providing for both incentive and non-qualified stock options, as defined by the Internal Revenue Code, and 2) the stock issuance program providing for the issuance of awards that are valued based upon common stock, including restricted stock, dividend equivalents, stock appreciation rights, phantom stock, and performance units. The Plan also allows eligible persons to purchase shares of common stock at an amount determined by the Plan Administrator. Upon a participant’s termination, the Company retains the right to repurchase unvested shares issued in conjunction with the stock issuance program at the fair market value per share as of the date of termination.

To date the Company has issued incentive and non-qualified options and restricted stock to employees and non-employees under the Plan. The terms of the stock options, including the exercise price per share and vesting provisions, are determined by the board of directors. Stock options are granted at exercise prices not less than the estimated fair market value of the Company’s common stock at the date of grant based upon numerous objective and subjective factors including: third-party valuations, preferred stock transactions with third parties, current operating and financial performance, management estimates and future expectations. Stock option grants typically vest quarterly over three to four years and expire ten years from the grant date, and restricted stock grants vest on a quarterly basis over four years and expire ten years from the grant date. Inception to date, the Company has issued 992,563 shares of restricted stock.

Restricted Stock

The Company values stock-based compensation related to grants of its restricted stock based on the fair value of the Company’s common stock as of the grant date and recognizes the expense over the requisite service period, usually four years, adjusted for estimated forfeitures. To determine the value of its common stock, the Company utilized the Option Pricing Method. The valuation methodology includes estimates and assumptions that require the Company’s judgment. Inputs used to determine the estimated fair value of the Company’s common stock include the equity value of the Company, expected timing to a liquidity event, a risk-free interest rate and the expected volatility. Generally, increases or decreases in these unobservable inputs would result in a directionally similar impact on the fair value measurement of the Company’s common stock.

During the three months ended March 31, 2017 and 2016, the Company did not issue any shares of restricted stock to employees for compensation.

Stock Options

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company’s employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. The Company uses the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The Company assumes no dividend yield because dividends are not expected to be paid in the near future, which is consistent with the Company’s history of not paying dividends. The valuation of stock options is also impacted by the valuation of common stock. Refer to the section above for further information on the valuation methodology utilized by the Company to determine the value of its common stock.

For the three months ended March 31, 2017 and 2016, the Company did not grant any stock options to employees and non-employees. As of March 31, 2017 and 2016, options to purchase 2,926,655 shares and 1,737,455 shares were outstanding, respectively. For the three months ended March 31, 2017 and 2016, no options were exercised.

Stock-based compensation expense is included in the following line items in the accompanying statements of operations and comprehensive loss for the three months ended March 31, 2017 and 2016 (in thousands):

	March 31, 2017	March 31, 2016
Research and development	$36	$22
Selling, general and administrative	45	29

Total stock-based compensation	$81	$51

10. Net Loss per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding. Diluted net loss per share is computed similarly to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted net loss per share is the same as basic net loss per common share, since the effects of potentially dilutive securities are antidilutive.

As of March 31, 2017 and 2016, potentially dilutive securities include:

	March 31, 2017	March 31, 2016
Awards under equity incentive plan	2,926,665	1,737,455
Unvested restricted shares	124,736	277,667
Series A Contingent Redeemable Preferred Stock	1,799,906	1,799,906
Series B Contingent Redeemable Preferred Stock	5,675,387	5,675,387
Series C Contingent Redeemable Preferred Stock	4,497,467	4,452,582
2016 Series C Convertible Note	1,102,635	—
Warrants to purchase Series B Contingent Redeemable Preferred Stock	289,966	289,966
Warrants to purchase Series C Contingent Redeemable Preferred Stock	127,154	—

Total	16,543,916	14,232,963

The following table reconciles basic earnings per share of common stock to diluted earnings per share of common stock for the three months ended March 31, 2017 and 2016.

	March 31, 2017	March 31, 2016
Net loss	$(4,974)	$(1,676)
Accretion of preferred stock classified as mezzanine equity	(24)	(24)

Net loss attributable to common stockholders	(4,998)	(1,700)
Undistributed earnings and net loss attributable to common stockholders	(4,998)	(1,700)
Weighted average common shares outstanding, basic and diluted	5,169,323	1,749,355
Basic and diluted EPS	$(0.97)	$(0.97)

11. Subsequent Events

Merger Agreement with Savara

On April 27, 2017, the Merger closed. Immediately prior to the effective time of the Merger, Mast amended and restated its certificate of incorporation to change its name to “Savara Inc.” (or Savara). The amendment and restatement of Savara’s certificate of incorporation was approved by Savara’s (formerly Mast) stockholders at a special meeting of stockholders on April 27, 2017. Upon completion of the Merger, each outstanding share of Aravas common stock was converted into 0.5860 of a share of Savara (formerly Mast) common stock as adjusted for the reverse split being affected immediately prior to the closing of the Merger. Immediately following the Merger, a wholly owned subsidiary of Savara (formerly Mast), Victoria Merger Corp., merged with and into Aravas, with Aravas becoming a wholly-owned subsidiary of Savara (formerly Mast) and the surviving corporation of the Merger. Immediately following the effective time of the Merger, Savara preexisting equity holders own approximately 23% of the combined company, with Aravas’s preexisting equity holders owning approximately 77%. In connection with the merger with Savara, Aravas became a wholly-owned subsidiary of Savara and its prior name (Savara) was changed to Aravas Inc.

Upon completion of the Merger, the combined company has a pipeline of novel inhalation therapies for the treatment of serious or life-threatening rare diseases featuring three product candidates, each in advanced clinical development. In addition, the Merger will provide a more efficient means to access capital through the public markets or other transactions compared to other alternatives. The Merger will also provide the Company’s current stockholders with greater liquidity by owning stock in a public company. Mast’s market capitalization, for which the purchase price is based on, was approximately $33.0 million on the date of the Merger (April 27, 2017). At the time the financial statements were available to be issued, the initial accounting for the business combination was incomplete. As a result, additional disclosures related to the Merger are unavailable.

2017 Convertible Promissory Notes

The Company conducted a Convertible Promissory Note (the “2017 Note”) financing. The 2017 Note carries an annual simple interest rate of 8.0% and is convertible into certain shares of the Company’s equity dependent upon the earlier of the maturity date of June 30, 2018, a subsequent qualified financing, change of control event, Regulation A offering, a Public Offering, including an Initial Public Offering or a Public Listing Conversion such as the Merger, or at the consent of a majority of the noteholders. Upon the occurrence of the Merger, the 2017 Notes automatically converted into shares of common stock at $4.26 per share. Subsequent to March 31, 2017, the Company has raised approximately $3.5 million under the 2017 Note financing.

Common Stock Sales Agreement/At The Market (ATM)

On April 28, 2017, Savara entered into a Common Stock Sales Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (“Wainwright”), pursuant to which Savara may offer and sell, from time to time, through Wainwright, shares of Savara’s common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of not more than $18.0 million. The shares will be offered and sold pursuant to Savara’s shelf registration statement on Form S-3. Subject to the terms and conditions of the Sales Agreement, Wainwright will use its commercially reasonable efforts to sell the Shares from time to time, based upon Savara’s instructions. Savara has provided Wainwright with customary indemnification rights, and Wainwright will be entitled to a commission at a fixed commission rate equal to 3.0% of the gross proceeds per Share sold. Sales of the Shares, if any, under the Sales Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. Savara has no obligation to sell any of the Shares, and may at any time suspend sales under the Sales Agreement or terminate the Sales Agreement.

On April 27, 2017, Savara concurrently delivered written notice to Cowen and Company, LLC that it was terminating its prior Sales Agreement, dated August 21, 2015.

Loan Agreement

On April 28, 2017, Savara and the Company entered into a Loan and Security Agreement with Silicon Valley Bank. The agreement provides for a $15 million debt facility, $7.5 million of which was immediately available to Savara upon completion of the Merger with a minimum market cap of $100,000,000. The primary use of the capital is for the repayment of Savara (formerly Mast) pre-merger debt of $3.7 million owed to Hercules Technology Growth Capital. In addition, the capital will be utilized to fund ongoing development programs of Savara and Aravas and for general corporate purposes. Under the terms of the agreement, Savara may, but is not obligated to draw an additional amount of $7.5 million through June 30, 2017, subject to the achievement of certain corporate milestones specifically a minimum new capital raise with combined proceeds of at least $40,000,000 through a secondary offering, private investment in public entity (PIPE), ATM (see Common Stock Sales Agreement section above), partnerships or grant to be received within twelve months of signing the agreement.

Interest only payments are due through September 2018 followed by monthly payments of principal plus interest over the following thirty (30) months. If the second tranche is fully extended, the interest only period will be extended for an additional six (6) months, through March 2019 followed by monthly payments of principal plus interest over the following twenty-four (24) months. Interest of Prime plus 4.25% will be charged per the agreement and the maturity date is March 1, 2021. Upon funding the first tranche, Savara is obligated to issue warrants to purchase shares of Savara’s common stock equal to 3.0% of the funded amount divided by the exercise price to be set based on the average price per share over the preceding 10 trading days prior to closing or the price per share prior to the day of closing. Upon funding the second tranche, Savara is obligated to issue warrants to purchase shares of the Savara’s common stock equal to 3.0% of the funded amount divided by an exercise price to be set based on the average price per share over the preceding 10 trading days prior to funding or the price per share prior to the day of funding. There are no financial covenants associated with this loan agreement.

Financial Advisor Fees

The Company executed an agreement with Canaccord Genuity in February 2016 with a follow-on agreement executed in March 2017 where the Company is obligated to pay Canaccord a success fee upon the closing of the Merger of at least $850,000 plus or minus 1% if the equity value, as defined, is above or below 100,000,000, respectively. A portion of the success fee, $500,000, is payable upon the closing of the Merger and the remaining amount due will be paid upon the closing of the Company’s first financing following the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVARA INC.

By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer

Date: May 9, 2017